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                                                                   EXHIBIT 99.3

                   NHP INCORPORATED ANNOUNCES HARVARD'S AGREEMENT
                     TO SELL OWNERSHIP AND RECEIPT OF A MERGER
                        PROPOSAL FROM AIMCO MULTIFAMILY REIT
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                                                      Contact: Ann Torre Grant
                                                               EVP and CFO
                                                               (703) 394-2420
                                                               agrant@nhpi.com
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VIENNA, VA, FEBRUARY 20, 1997/PRNewswire/--NHP Incorporated (NHP) of Vienna, VA
announced today that Apartment Investment and Management Company (AIMCO), a real estate investment trust (REIT) whose shares are traded on the New York Stock Exchange (AIV-NYSE), has entered into a letter agreement to acquire all the shares of NHP common stock owned by Demeter Holdings Corporation (Demeter), an affiliate of Harvard Private Capital Group, Inc., and Capricorn Investors, L.P. (Capricorn) for a price of $20 per share in AIMCO stock, plus retention by Demeter and Capricorn of Washington Mortgage Financial Group, NHP's wholly-owned Financial Services Division, through a spin-off on a pro-rata basis with all current NHP shareholders. Demeter and Capricorn own in the aggregate approximately 54.9% of NHP's outstanding shares. Although there can be no assurance of the price at which the shares of Washington Mortgage Financial Group will trade, the AIMCO-Demeter agreement provides for a further payment of $3.05 per share by AIMCO to Demeter and Capricorn if the spin-off of Washington Mortgage does not occur. The conversion ratio for the stock for stock transaction would be 0.7476 shares of AIMCO stock for each NHP share, based on an agreed price for AIMCO stock of $26.75 per share (AIMCO's stock closed yesterday at $26.38 per share). Demeter will receive cash for certain of its shares since no single shareholder of AIMCO can own more than 8.7% of its outstanding shares. The acquisition by AIMCO of Demeter and Capricorn's stock is subject to certain conditions and is expected to close on or about April 1, 1997.

NHP also announced that it has received a merger proposal from AIMCO, pursuant to which AIMCO would acquire the balance of the outstanding shares of NHP on the same terms agreed to by Harvard and Capricorn. It is not yet known whether any shares received would be tax-free to NHP's shareholders. Closing of AIMCO's purchase of the Demeter and Capricorn shares is not conditioned on the acceptance by NHP of AIMCO's merger proposal.

AIMCO also has agreed to acquire certain multifamily real estate interests of NHP Partners, Inc. (NHP Partners), an entity also controlled by Demeter and Capricorn. Closing of this proposed acquisition may be subject to NHP's right of first refusal pursuant to intercompany agreements between NHP and NHP Partners, but is independent of AIMCO's purchase of the Demeter and Capricorn shares and the success of AIMCO's merger proposal.

The NHP Board of Directors has formed a special committee of three independent directors to consider the anticipated AIMCO proposal and plans to engage an investment banking firm to assist in evaluating the merger proposal. The members of the committee are Richard S. Bodman, Chairman of AT&T Ventures, John
W. Creighton, Jr., Chief Executive Officer of The Weyerhaeuser Company, and Lloyd N. Cutler, Senior Counsel of the law firm of Wilmer, Cutler & Pickering. The Company's response to the AIMCO proposal is not expected for several weeks.

NHP provides a broad array of real estate services including property management of over 133,000 apartments nationwide, asset management, equity investments, mortgage financing and servicing through Washington Mortgage Financial Group, as well as a growing group of related services including purchasing, risk management and home health care. NHP, which has approximately 13,000,000 fully diluted shares outstanding, went public in August, 1995 at $13.00 per share.

RELEASE 97-5